CUSIP NO.30049R100           Schedule 13G/A                         Page 1 of 23

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)

                             Evolving Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    30049R100
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                  June 2, 2005
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 23 Pages)

--------------------------
      (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.30049R100           Schedule 13G/A                         Page 2 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent International Corporation

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            1,324,131

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

       OWNED BY          7  SOLE DISPOSITIVE POWER
         EACH
    REPORTING PERSON        1,324,131
         WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,324,131

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.63%

12  TYPE OF REPORTING PERSON*

    CO, IA

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 3 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent International Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            1,310,130

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

       OWNED BY          7  SOLE DISPOSITIVE POWER
         EACH
    REPORTING PERSON        1,310,130
`        WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,310,130

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.56%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 4 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Global Management Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            281,586

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        281,586
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    281,586

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.73%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 5 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent European Co-Investment Fund Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            34,818

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        34,818
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    34,818

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.22%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 6 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Euro-Italian Direct Investment Program Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF          5  SOLE VOTING POWER
        SHARES
                            37,137

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        37,137
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    37,137

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.23%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 7 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Crown Fund II C.V.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Netherlands

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            28,407

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        28,407
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    28,407

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.18%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 8 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Digital Media & Communications II Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            45,456

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        45,456
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    45,456

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.28%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                         Page 9 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Global GECC III Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF          5  SOLE VOTING POWER
        SHARES
                            281,586

      BENEFICIALLY        6 SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        281,586
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    281,586

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.73%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 10 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Global Private Equity III Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            454,473

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        454,473
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    454,473

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.76%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 11 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Global Private Equity III-A Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            208,905

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        208,905
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    208,905

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.29%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 12 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Global Private Equity III-B Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

       NUMBER OF         5  SOLE VOTING POWER
        SHARES
                            10,446

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        10,446
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,446

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.07%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 13 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Global Private Equity III-C Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

        NUMBER OF        5  SOLE VOTING POWER
         SHARES
                            139,269

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        139,269
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    139,269

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.86%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 14 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent PGGM Global Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

        NUMBER OF        5  SOLE VOTING POWER
         SHARES
                            69,633

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        69,633
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    69,633

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.43%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 15 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Partners GPE III Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

        NUMBER OF        5  SOLE VOTING POWER
         SHARES
                            6,870

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        6,870
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,870

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.04%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 16 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Partners Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

        NUMBER OF        5  SOLE VOTING POWER
         SHARES
                            5,094

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        5,094
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,094

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.03%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 17 of 23

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Advent Partners (NA) GPE III Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [X]
                                                                      (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

        NUMBER OF        5  SOLE VOTING POWER
         SHARES
                            2,037

      BENEFICIALLY       6  SHARED VOTING POWER

                            0

        OWNED BY         7  SOLE DISPOSITIVE POWER
          EACH
    REPORTING PERSON        2,037
          WITH
                         8  SHARED DISPOSITIVE POWER

                            0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,037

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.01%

12  TYPE OF REPORTING PERSON*

    PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.30049R100           Schedule 13G/A                        Page 18 of 23

Item 1.

      (a) (b) This statement on Schedule 13G/A relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Evolving Systems, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 9777 Mount Pyramid Court, Suite 100, Englewood, Colorado 80112.

Item 2.

      (a) (b) (c) This statement is being filed by the following entities:

            (1)   Advent International Corporation, a Delaware corporation;

            (2) Advent International Limited Partnership, a Delaware limited partnership;

            (3) Advent Global Management Limited Partnership, a Delaware limited partnership;

            (4) Advent European Co-Investment Fund Limited Partnership, a Delaware limited partnership;

            (5) Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership;

            (6)   Advent Crown Fund II C.V., a Netherlands limited partnership;

            (7) Digital Media & Communications II Limited Partnership, a Delaware limited partnership;

            (8) Advent Global GECC III Limited Partnership, a Delaware limited partnership;

            (9) Global Private Equity III Limited Partnership, a Delaware limited partnership;

            (10) Global Private Equity III-A Limited Partnership, a Delaware limited partnership;

            (11) Global Private Equity III-B Limited Partnership, a Delaware limited partnership;

            (12) Global Private Equity III-C Limited Partnership, a Delaware limited partnership;

            (13) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

            (14) Advent Partners GPE III Limited Partnership, a Delaware limited partnership;

            (15) Advent Partners Limited Partnership, a Delaware limited partnership;

            (16) Advent Partners (NA) GPE III Limited Partnership, a Delaware limited partnership;

      The entities listed in subparagraphs (1) through (16) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

      (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation

CUSIP NO.30049R100           Schedule 13G/A                        Page 19 of 23

named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 30049R100.

CUSIP NO.30049R100           Schedule 13G/A                        Page 20 of 23

Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

      This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

Item 4. Ownership.

      (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of May 9, 2005 of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                        Number of Shares
                                                                --------------------------------   Percentage
                                                                             Under                 of Shares
                       Reporting Person                           Common    Warrants     Total     Outstanding
-------------------------------------------------------------   ---------   --------   ---------   -----------
Advent International Corporation                                1,324,131      0       1,324,131       7.63
(1)(2)(3)
Advent International Limited                                    1,310,130      0       1,310,130       7.56
Partnership (1)(2)
Advent Global Management Limited                                  281,586      0         281,586       1.73
Partnership (2)
Advent European Co-Investment Program                              34,818      0          34,818       0.22
Limited Partnership (1)
Advent Euro-Italian Direct Investment                              37,137      0          37,137       0.23
Program Limited Partnership (1)
Advent Crown Fund II Limited                                       28,407      0          28,407       0.18
Partnership (1)
Digital Media & Communications II                                  45,456      0          45,456       0.28
Limited Partnership (1)
Advent Global GECC III Limited                                    281,586      0         281,586       1.73
Partnership (2)
Global Private Equity III Limited                                 454,473      0         454,473       2.76
Partnership (1)
Global Private Equity III-A Limited                               208,905      0         208,905       1.29
Partnership (1)
Global Private Equity III-B Limited                                10,446      0          10,446       0.07
Partnership (1)
Global Private Equity III-C Limited                               139,269      0         139,269       0.86
Partnership (1)
Advent PGGM Global Limited Partnership (1)                         69,633      0          69,633       0.43
(1)
Advent Partners GPE III Limited                                     6,870      0           6,870       0.04
Partnership (3)
Advent Partners Limited Partnership (3)                             5,094      0           5,094       0.03
Advent Partners (NA) GPE III Limited                                2,037      0           2,037       0.01
Partnership (3)

      (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

      (2) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which

CUSIP NO.30049R100           Schedule 13G/A                        Page 21 of 23

in turn is the General Partner of the Advent Global Management Limited Partnership ("AGMLP"), the General Partner of Advent Global GECC III Limited Partnership. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

      (3) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of Advent Partners GPE III Limited Partnership, Advent Partners Limited Partnership and Advent Partners
(NA) GPE III Limited Partnership. The beneficial ownership of AIC derives from such power.

Item 5. Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

      The information for this item is contained in Item 2(a) and Item 4 of this filing, and is incorporated by reference into this Item 8.

Item 9. Notice of Dissolution of Group.

      The Reporting Persons were members of a Section 13(d) group that beneficially owned 2,899,998 shares of the Common Stock of the Corporation referred to in this report. The shares were all held directly by Tertio Telecoms Group, Ltd., of which the Reporting Persons were shareholders.

      Tertio Telecoms Group, Ltd. liquidated and distributed the 966,666 shares of Series B Convertible Preferred Stock of the Corporation referred to in this report (which are convertible into the 2,899,998 shares of the Common Stock of the Corporation referred to in this report) to its shareholders. As a result of this liquidation, the Reporting Persons are no longer members of the 13D Group.

Item 10. Certification.

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CUSIP NO.30049R100           Schedule 13G/A                        Page 22 of 23

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.30049R100           Schedule 13G/A                        Page 23 of 23

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 8, 2005

Advent European Co-Investment Fund Limited Partnership
Advent Euro-Italian Direct Investment Program Limited Partnership
Advent Crown Fund II C.V.
Digital Media & Communications II Limited Partnership
Global Private Equity III Limited Partnership
Global Private Equity III-A Limited Partnership
Global Private Equity III-B Limited Partnership
Global Private Equity III-C Limited Partnership
Advent PGGM Global Limited Partnership
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy, Vice President*

Advent Global GECC III Limited Partnership
By:  Advent Global Management Limited Partnership, General Partnership
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy, Vice President*

Advent International Limited Partnership
Advent Partners GPE III Limited Partnership
Advent Partners Limited Partnership
Advent Partners (NA) GPE III Limited Partnership
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL CORPORATION
By:  Janet L. Hennessy, Vice President*

*For all of the above:

/s/ Janet L Hennessy
----------------------------------
Janet L. Hennessy, Vice President